EXHIBIT 10.121

SEPARATION AGREEMENT AND GENERAL RELEASE

Aeolus Pharmaceuticals, Inc. and I, Richard Reichow, have entered into this agreement (Release) to settle all issues between us in connection with my termination of employment. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of North Carolina, excluding any that mandate the use of another jurisdiction’s laws.

The Company and I agree as follows:

Section 1 — Benefits

(a) In General: The Company promises that I will receive the benefits set forth in this section that are conditioned on my execution of this Release. I understand and agree that I am not otherwise entitled to receive the benefits provided to me under this Release.

(b) Cash Payment: In consideration for this Release, I will receive a lump sum separation payment of $10,000.00, less all applicable federal, state and local taxes and withholdings, within 15 days after I execute this Release.

(c) Compensation and Benefit Plans: I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate following my separation of employment. Thereafter, I will have no rights under any of those plans, except as follows:

Group Insurance: Following my separation of employment, I will be eligible to obtain continued health insurance coverage, to be paid for by the Company from June 17, 2005 until April 17, 2006, pursuant to the applicable provisions of COBRA. I understand and agree that upon securing any full-time employment that includes health insurance coverage prior to April 17, 2006, I will immediately notify the Company in writing and that such COBRA payments by the Company shall immediately cease.

Qualified Plan Retirement Benefits: I will retain my vested benefits, if any, under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

Payments made under this Release will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

Section 2 — Complete Release

(a) In General: I irrevocably and unconditionally release all the Claims described in Section 2(b) that I may now have against the Released Parties listed in Section 2(d). I understand that I am not releasing future claims.

(b) Claims Released: The Claims I am releasing under Section 2(a) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (Claims) with respect to any Released Party listed in Section 2(d). I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law relating to salary, commission, compensation, benefits, and other matters; applicable state workers’ compensation laws; and family and medical leave laws.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 1 or 2(a) of this Release): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(c) Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

(d) Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

Section 3 — Promises

(a) Employment Termination: I agree that my employment with the Company and its affiliates is ending and that I am accepting payments and benefits under this Release in lieu of any such other rights or benefits to which I possibly could be or become entitled. No one has represented to me that the Company or its affiliates will ever hereafter seek to rehire me and I agree that I will not seek employment with them in the future.

(b) Pursuit of Claims: I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Release purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Release, I agree that the amount of the award or recovery shall be reduced by the amounts I was paid under this Release, increased appropriately for the time value of money, using an interest rate of 10 percent per annum. To the extent such a setoff is not effected, I promise to pay, or assign to the Company my right to receive, the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under any unfair competition law of any jurisdiction.

(c) Company Property and Debts: I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in my possession or control, on or about June 21, 2005. I have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d) Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Release to tax authorities.

(e) Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

(f) Nonadmission of Liability: I agree not to assert that this Release is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(g) No Disparagement or Harm: I agree not to criticize, denigrate, or disparage any Released Party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(h) Confidential and Proprietary Information and Existing Obligations: I agree to always keep confidential all proprietary information of the Company. I understand that “proprietary information” means information not fully disclosed in writing to the public and which is treated as confidential within the Company, or is of value to competitors. I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject. In particular, I acknowledge that in the course of my employment with the Company, I have obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the Company’s business, services, manner of operation and activities of the Company; (ii) prospective sellers or purchasers of the Company’s products and services; (iii)

appraisals or other technical data regarding the Company’s products and services; (iv) customers, clients or prospects of the Company; (v) computer hardware or software used in the course of Company business; and (vi) marketing strategies or other activities of the Company from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”). I recognize that the Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, shall not be transmitted to any other person, entity or thing. I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of my separation.

(i) Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Release.

(j) Other Representations: In addition to my other representations in this Release, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Release with me:

There Have Been No Wrongful Acts: I have not suffered any discrimination on account of my age, sex, race, disability, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed me, except for unpaid amounts or benefits expressly payable under the terms of this Release and the letter of termination of employment received from the Company dated June 16, 2005.

My Factual Allegations Were Truthful: To the best of my knowledge, all of the factual allegations I made that induced the Company to enter into this Release are true in all material respects.

(k) False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the

Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate. I understand that nothing in this Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

(l) Cooperation Required: I agree that I will fully cooperate with the Company or any affiliate in effecting a smooth transition of my responsibilities to others. Within 5 days of any request by the Company, I will draft a work status report regarding my pre-termination job responsibilities and communicate with any person identified by the Company regarding those responsibilities. Further, when requested by the Company, I will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit in which I am identified as having factual information needed by the Company. To the extent I incur reasonable out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses.

(m) This Release to be Kept Confidential: I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Release, or the terms, amount, or existence of that settlement or this Release, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a disclosure obligation or request within 1 day after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

Section 4 — Consequences of Violating Promises

(a) General Consequences: In addition to any other remedies or relief that may be available, I agree to pay any attorneys’ fees (including in-house counsel costs) and damages Released Parties may incur as a result of my breaching a promise I made in this Release (such as by suing a Released Party over a released Claim) or if any representation I made in this Release was false when made. I agree that the minimum damages for each breach will be half of the attorneys’ fees each Released Party incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

(b) Challenges to Validity: Should I attempt to challenge the enforceability of this Release, I agree first (1) to deliver a certified check to the Company for all amounts I have received because I signed this Release, plus 10 percent interest per annum, (2) to direct in writing that all future benefits or payments I am to receive because I signed this Release be suspended, and (3) to invite the Company to cancel this Release. If the Company accepts my offer, this Release will be canceled. If it rejects my offer, the Company will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Release. If the Release is determined to be enforceable, the Company is to pay me the amount in the account, less any amounts I owe the Company. If the Release is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Release in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

Section 5 — Consideration of Release

I acknowledge that, before signing this Release, I was given a reasonable period of time in which to consider this Release. I waive any right I might have to additional time within which to consider this Release. I further acknowledge that: (1) I took advantage of the time I was given to consider this Release before signing it; (2) I carefully read this Release; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive; and (6) The Company, in writing, encouraged me to discuss this Release with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

Section 6 — Miscellaneous

(a) Entire Agreement: This Release is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Release. This Release supersedes and extinguishes all other agreements relating to my termination of employment by the Company. This Release may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Release. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable.

(b) Successors: This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c) Interpretation: This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

Section 7 — Arbitration of Disputes

(a) Arbitrable Disputes: The Company and I agree to resolve any claims we may have with each other (except, if either I or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. I also agree to resolve in accordance with this section any claim between me and any other Released Party who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

(b) The Arbitration: Except as otherwise provided in any other enforceable arbitration agreement between me and the Company (Another Arbitration Agreement), which the Company and I hereby reaffirm if one exists, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the American Arbitration Association (AAA), except as provided in this section. Arbitration shall take place in the state listed in the first paragraph of this Release before an experienced employment arbitrator licensed to practice law in that state who has been selected in accordance with subsection (c). The arbitrator may not modify or change this Release in any way. I, the Company, and any Released Party who agrees to arbitrate an Arbitrable Dispute under this section agree to submit to personal jurisdiction in the state listed in the first paragraph of this Release for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award. I represent that this state is a convenient dispute resolution location for me.

(c) Selection of the Arbitrator: The arbitrator shall be selected as follows: AAA shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, AAA shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and AAA within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.

(d) Fees and Expenses: Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by the plaintiff(s) and defendant(s), unless prohibited by law. At my written request and on a showing of substantial hardship, the Company shall advance all or a portion of my share of those arbitration costs to the extent they would exceed the out-of-pocket costs I would have incurred in a lawsuit. The party losing the arbitration shall reimburse the party who prevailed for all attorneys’ fees and expenses the prevailing party paid pursuant to this subsection (d), except to the extent prohibited by a statute under which the dispute has been brought.

(e) Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed at Research Triangle Park, NC this 20th day of June, 2005.

/s/ Richard Reichow
Employee

Executed at San Diego, CA this 20th day of June, 2005.

/s/ Richard P. Burgoon, Jr.
The Company